Exhibit 99.1

Nemaura Announces Correction and Pricing of Public Offering

Loughborough, England, July 28, 2020 — Nemaura Medical Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, its non-invasive and flexible continuous glucose monitor (“CGM”), together with BEAT®diabetes, a planned health subscription service designed to help people with Type 2 diabetes and pre-diabetes through personalized lifestyle coaching, today announced the pricing of a "best efforts" public offering of an aggregate of up to 1,586,206 shares of its common stock and warrants to purchase up to an aggregate of 793,103 shares of its common stock. Each share of common stock and accompanying one-half of a warrant is being sold for a combined purchase price of $7.25, for a gross deal size of $11.5 million, not including any future proceeds from the exercise of the warrants and before deducting the placement agent fees and offering expenses. The offering is expected to close on or about July 30, 2020, subject to satisfaction of customary closing conditions.

The Company further announced that the press release issued on July 27, 2020 regarding a proposed public offering was issued in error because the offering has taken the form of a “best efforts” and not an “underwritten” public offering.

Each whole warrant will have an exercise price of $8.00 per share and is exercisable immediately. The warrants will expire five years from the date of issuance. The shares of common stock and warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

Kingswood Capital Markets, a division of Benchmark Investments, Inc., is acting as the sole placement agent in connection with the offering.

If completed, Nemaura plans to use the net proceeds from the offering for general corporate purposes, which include, but are not limited to, the commercial launch of a subscription based service for the US under the Wellness category, Lactate monitor development for launch, glucose monitoring product launch in Europe and the development of a second generation of sugarBeat.

The securities described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (No. 333-230535) previously filed with and declared effective by the Securities and Exchange Commission (SEC) on April 8, 2019. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus, when available, may be obtained from Kingswood Capital Markets, Attention: Edward Tsuker, 17 Battery Place, Suite 625, New York, NY 10004, by telephone at (212) 404-7002, or by email at syndicate@kingswoodcm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nemaura Medical Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. Nemaura has also submitted a PMA application for sugarBEAT® to the U.S. FDA. proBEAT™ comprises a non-invasive glucose monitor and a digital healthcare subscription service and is due to be launched in the US as a general wellness product.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. and our ability to consummate this offering. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

Investor Contact:
Dave Gentry, CEO
RedChip Companies
Office: 1.800.RED.CHIP (733.2447)
Cell: 407.491.4498
dave@redchip.com